                                                             Exhibt 10(c)

SELECTED FINANCIAL INFORMATION

                                                 YEARS ENDED JUNE 30,
_______________________________________________________________________________
                                       1995     1994     1993     1992     1991
_______________________________________________________________________________
                                       (In Thousands, Except Per Share Amounts)

INCOME STATEMENT DATA:
NET SALES                          $180,252 $185,968 $163,426 $155,794 $133,120
COST OF SALES                       159,149  148,320  130,551  127,883  108,963
_______________________________________________________________________________
  GROSS PROFIT                       21,103   37,648   32,875   27,911   24,157
SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES            10,553   12,212   10,677    9,794    8,083
OTHER OPERATING INCOME (EXPENSE)       (107)    (669)    (264)      17      135
_______________________________________________________________________________
  INCOME FROM OPERATIONS             10,443   24,767   21,934   18,134   16,209
  OTHER INCOME (LOSS), NET           (4,225)     924    1,045    1,191      501
INTEREST EXPENSE                        606      127       71       93      123
_______________________________________________________________________________
  INCOME FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES               5,612   25,564   22,908   19,232   16,587
PROVISION FOR INCOME TAXES            2,273    9,713    8,278    7,020    5,977
_______________________________________________________________________________
  INCOME FROM CONTINUING
    OPERATIONS                        3,339   15,851   14,630   12,212   10,610
DISCONTINUED OPERATIONS                                 1,665    1,294      530
CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLES--
  POST-RETIREMENT BENEFITS                             (2,241)
CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLES--
  INCOME TAXES                                          2,182
_______________________________________________________________________________
NET INCOME                         $  3,339 $ 15,851 $ 16,236 $ 13,506 $ 11,140
_______________________________________________________________________________
_______________________________________________________________________________

EARNINGS PER COMMON SHARE
  Continuing operations                $.34    $1.62    $1.50    $1.25    $1.09
  Discontinued operations                                 .17      .13      .05
  Cumulative effect of changes in
    accounting principles                                (.01)
_______________________________________________________________________________
                                       $.34    $1.62    $1.66    $1.38    $1.14
_______________________________________________________________________________
_______________________________________________________________________________
Cash dividends per common share        $.50     $.50     $.50     $.48     $.47
Weighted average common shares
  outstanding                         9,765    9,765    9,765    9,765    9,765
BALANCE SHEET DATA:
  Working capital                  $ 26,955 $ 21,951 $ 41,580 $ 37,021 $ 36,928
  Total Assets                     $176,749 $168,146 $126,671 $115,626 $109,690
  Long-term debt, less current
    maturities                     $ 38,908 $ 25,000               $50  $ 1,093
  Stockholders' equity             $112,628 $114,173 $103,206 $ 91,853  $82,986

1995 Annual Report                                                           17

                                           MANAGEMENT'S DISCUSSION AND ANALYSIS

Management's Discussion and Analysis of Financial
     Condition and Results of Operations


     Results of Operations

     The following table sets forth items in the Company's consolidated statements of income expressed as percentages of net sales for the years indicated and the percentage change in the dollar amount of such items compared to the prior period:


                                    PERCENTAGE OF
                                      NET SALES              PERCENTAGE
                                 YEARS ENDED JUNE 30      INCREASE (DECREASE)
                                 ______________________________________________
                                                       FISCAL 1995 FISCAL 1994
                                 1995    1994    1993    OVER 1994   OVER 1993
_______________________________________________________________________________
Net Sales                       100.0%  100.0%  100.0%        (3.1%)      13.8%
Cost of sales                    88.3    79.8    79.9          7.3        13.6
_______________________________________________________________________________
  Gross profit                   11.7    20.2    20.1        (43.9)       14.5
Selling, general and
  administrative expenses         5.8     6.6     6.5        (13.6)       14.4
Other operating income (loss)     (.1)    (.3)    (.2)        84.0      (153.4)
_______________________________________________________________________________
  Income from operations          5.8    13.3    13.4        (57.8)       12.9
Other income (expense)           (2.7)     .4      .6       (706.1)      (18.2)
_______________________________________________________________________________
 Income from continuing
  operations before income taxes  3.1    13.7    14.0        (78.0)       11.6
Provision for income taxes        1.2     5.2     5.1        (76.6)       17.3
_______________________________________________________________________________
Income from continuing operations 1.9     8.5     8.9        (78.9)        8.3
_______________________________________________________________________________
_______________________________________________________________________________

FISCAL 1995 COMPARED TO FISCAL 1994

     The Company's sales and earnings in fiscal 1995 declined significantly compared to these same results in fiscal 1994. Lower unit sales of vital wheat gluten combined with reduced efficiencies associated with the start-up of new distillery equipment at the Company's Pekin, Illinois plant were principal causes for the decrease.

     The drop in wheat gluten volume resulted from reduced marketing opportunities due to increased gluten imports from Europe. The high unit sales of wheat gluten which the Company experienced in the latter half of fiscal 1994 resulted from an exceptionally large increase in demand during that period. This situation was caused by a worldwide shortage of gluten due to poor quality, low protein-yielding wheat. After a return to more normal crop conditions during the summer of 1994, the U.S. market began experiencing a substantial rise in imported wheat gluten from the European Union, where wheat starch and gluten capacities underwent sizeable increases. Profits from their

18                                                 Midwest Grain Products, Inc.

MANAGEMENT'S DISCUSSION AND ANALYSIS




highly subsidized and protected wheat starch business have allowed European producers to easily place their gluten surpluses in the United States market.Low U.S. tariff rates on wheat gluten provide little deterrence to this practice, while high tariffs in Europe effectively prohibit non-European Union member countries from competing in the wheat gluten and wheat starch markets there.

     Although the Company is actively seeking measures that would create a more level playing field, gluten imports from Europe have continued to steadily flow into this country. Because of this situation, and due to higher per bushel costs for wheat, the Company does not expect to immediately begin utilizing the 40% increase in gluten production capacity which was added at the Pekin plant late this summer. However, plans are to shift production from the Pekin plant's older gluten processing equipment to the new, more efficient equipment until market conditions require that more of the total capacity be utilized.

     The Company's unit sales of alcohol products in fiscal 1995 were up significantly compared to the prior year's amount. Substantial increases occurred in unit sales of both fuel grade alcohol, which is sold as an octane additive and oxygenate commonly known as ethanol, and food grade alcohol, which is sold for beverage, industrial and commercial applications. The increase in the food grade category resulted from higher unit sales of beverage alcohol, which more than offset a slight decrease in industrial alcohol volume. That decrease resulted in a change in the Company's alcohol production mix in the second and third quarters, which was required to satisfy heightened customer needs in the fuel market during those periods. Demand in the food grade markets remains strong. The Company's ability to meet this demand has been enhanced by the availability of additional production capacity at its Pekin plant. Future growth opportunities are also expected to occur in the fuel grade alcohol market, but at a more gradual rate than previously anticipated due to the reversal this past spring of an Environmental Protection Agency regulation requiring that renewable fuel oxygenates such as grain-based ethanol play a larger role in satisfying future Clean Air Act requirements in certain areas of the country.

     Designed to substantially increase Midwest Grain's total alcohol production capacity, the distillery expansion was scheduled to be on line by January, 1995. However, the completion was delayed by unanticipated mechanical equipment problems with two new distillery feed dryers. At the end of the third quarter of fiscal 1995, intermediate repairs to the dryers were completed by the equipment supplier. Final repairs to the equipment are expected to be completed early in the second quarter of fiscal 1996, substantially improving production capabilities. However, due to depressed market prices and increased grain costs, the Company expects to minimize its production of fuel grade alcohol until more favorable conditions materialize.

     The Company's unit sales of wheat starch in fiscal 1995 rose considerably above the prior year's level. The increase resulted mainly from higher volumes of modified wheat starches which are sold in a variety of special market niches. A 70% increase in wheat starch production capacity, that was originally slated for completion at the Pekin plant toward the end of the third quarter of


1995 Annual Report                                                          19

                                           MANAGEMENT'S DISCUSSION AND ANALYSIS




fiscal 1995, was delayed until the end of the fourth quarter. The postponement was in part due to the delay in the distillery expansion. With the additional wheat starch capacity now available, the Company's ability to satisfy current and future demand for modified and unmodified wheat starch is greatly enhanced.

     While the Company believes unfavorable conditions, namely reduced efficiencies, intense foreign competition and higher raw material costs for grain, will continue to have negative impact on results during the first part of fiscal 1996, it expects gradual improvements to occur from its projected higher capacities, assuming an improvement in market conditions and a continuation of strong demand for its food grade alcohol products and wheat starch. Additionally, in response to the unfavorable conditions, the Company is implementing measures to reduce costs and improve cash flow.

     Net sales in fiscal 1995 decreased by approximately $5.7 million below sales in fiscal 1994. The decrease was principally due to lower sales of vital wheat gluten, which fell nearly 30% as the result of increased foreign competition and a reduction in market demand compared to the extraordinary demand experienced in the latter half of fiscal 1994. A 16% increase in sales of alcohol products compared to the prior year principally resulted from a significant jump in fuel alcohol volume. Sales of distillers feeds, a by-product of the alcohol production process, rose modestly compared to feed sales in 1994. A continued increase in sales of modified wheat starches pushed total wheat starch sales approximately 11% above the prior year's level.

     Changes in selling prices of the Company's vital wheat gluten generally are due to fluctuations in grain costs and competition. Wheat starch prices traditionally track corn starch prices, with the exception of the Company's specialty modified starches. Fuel alcohol prices traditionally follow the movement of gasoline prices. Prices for food grade alcohol for beverage applications normally follow the movement of corn prices, while prices for food grade alcohol for industrial and commercial applications are normally consistent with prices for industrial alcohol derived from synthetic products such as petroleum.

     During fiscal 1995 and continuing into fiscal 1996, grain costs increased to unusually high levels in the face of intense competition from foreign exporters of vital wheat gluten and relatively flat markets for fuel grade ethanol and poor markets for distillers feeds. The combination of these factors have significantly restricted the ability of the Company to adjust the price of its gluten, fuel grade alcohol and distillers feeds to compensate for the high grain costs.

     The cost of sales in fiscal 1995 rose by approximately $10.8 million above cost of sales in fiscal 1994. Principal causes were increased raw material costs for grain, a $2.6 million increase in maintenance and repair costs and a $2.2 million increase in energy costs. The higher maintenance and repair costs were mainly due to work associated with the distillery expansion at the Company's Pekin plant. The higher energy and raw material costs resulted mainly from increased alcohol production, which was made possible by the distillery



20                                                 Midwest Grain Products, Inc.

MANAGEMENT'S DISCUSSION AND ANALYSIS




expansion in the second half of fiscal 1995, and increased grain prices. Other manufacturing cost increases were due to higher costs for chemicals and additives resulting from increased production of modified wheat starches, and depreciation of buildings and equipment.

     Selling, general and administrative expenses in fiscal 1995 were down approximately $1.7 million compared to the prior year. This principally was due to a decrease of approximately $2 million in the Company's management and employee incentive programs as a result of the decline in the company's earnings performance. These reductions helped to more than offset increases which were incurred generally throughout the remainder of the expense categories.

     Other income in fiscal 1995 was down approximately $5.1 million compared to the prior year. This resulted primarily from a non-recurring write-off for the remaining book value of an inactive coal-fired boiler in the fourth quarter amounting to $5.0 million. This write-off was made after negotiations with a local utility culminated in 15- and 7- year fixed pricing agreements for steam heat and electricity, respectively, with the option to renew the steam heat agreement for an additional 19 years.
     The consolidated effective income tax rate increased as a result of state tax rates.

     The general effects of inflation were minimal.

     As the result of the foregoing factors, the Company realized net income of $3,339,000 in fiscal 1995 compared to net income of $15,851,000 in fiscal 1994.

FISCAL 1994 COMPARED TO FISCAL 1993

     Results of operations in fiscal 1994 surpassed the prior year's results, placing sales and income from continuing operations at record levels. Growth in sales was spurred by strengthened demand for the Company's vital wheat gluten, mostly in the second half of fiscal 1994, and increased production capacities. This resulted in increased volumes and greater production efficiencies, substantially improving the cost effectiveness of Midwest Grain's fully integrated production processes. The improved efficiencies helped to offset higher raw material costs for grain resulting mainly from the adverse effects of unusually wet weather and floods in the Midwest in the Summer of 1993. Costs for wheat, which the Company mills into flour and then processes into vital wheat gluten and premium wheat starch for food and some non-food applications, were significantly higher in fiscal 1994 compared to costs experienced in fiscal 1993. Because of the wheat's poor milling and protein yield, the Company had to pay substantially higher prices for moderate to high protein wheats, while using more wheat than normally would be necessary to satisfy production requirements. Additionally, costs for corn and milo, which the Company uses for alcohol production, rose considerably in the third and fourth quarters while prices for food grade industrial and fuel grade alcohol declined. The negative impact of these raw material cost increases was somewhat reduced by improved alcohol production efficiencies resulting from higher alcohol volumes in the food grade industrial category. The higher raw material costs for wheat, corn


1995 Annual Report                                                           21

                                           MANAGEMENT'S DISCUSSION AND ANALYSIS


and milo began to subside after the end of fiscal 1994 due to improved crop conditions throughout the Midwest generally. However, because the higher quality wheat from the 1994 harvest required that less gluten be used to fortify flour, demand for gluten decreased somewhat. Additionally, the Company began experiencing growing competition from European wheat gluten producers, who are able to take advantage of inequitably low tariff rates to ship their excess product into the United States market. The threat and frequent materialization of this situation has been ongoing, but has ranged in severity depending on the size and quality of European wheat crops and associated factors.

     The increase in net sales for the 12-month period of fiscal 1994, amounting to approximately $22.5 million, was largely experienced in the third and fourth quarters. The remainder of the increase was experienced in the second quarter. This was mainly due to substantially increased demand for vital wheat gluten and increased production of all three of the Company's principal products, significantly improving operational efficiency. Sales in the first quarter were more severely affected by conditions resulting from the summer's excessive moisture and flooding. In addition to experiencing higher grain costs, the Company was forced to use more expensive methods for routing shipments of raw and finished goods due to damaged rail lines and highways across the country's midsection. More abnormal first quarter costs resulted from a four-day shutdown of the Atchison plant, which occurred when nearby pumping stations which supply water for the plant's distillery process were flooded by the rain-swollen Missouri River.

     Sales of wheat gluten in fiscal 1994 rose by approximately 31% as the result of increased demand and higher volumes. The increased demand resulted partially from increased market needs, principally in the baking industry where more gluten was required to fortify flour due to the poor quality of available wheat during most of the year. Premium wheat starch sales increased by 15%, mainly as the result of higher volumes and increased sales of modified starch varieties in special market niches. Sales of alcohol products climbed 4% in spite of reduced demand, with a substantial increase in food grade industrial alcohol volume and a slight increase in beverage alcohol volume. These increases more than offset a decrease in fuel alcohol volume and added substantially to improvements in the Company's total operational efficiencies. Sales of distillers feed, a by-product of the alcohol production process, were approximately even with the prior year's sales, while all of the Company's flour was used internally as a raw material for the gluten production process. Sales of flour mill by-products, namely mill feeds, rose significantly due to higher volumes resulting from increased flour production to satisfy heightened gluten processing needs. During fiscal 1994, the Company's results were negatively affected by low gasoline prices coupled with increased grain costs.

     Raw material cost increases in fiscal 1994 accounted for slightly more than $16 million of the approximately $17.8 million increase in cost of sales compared to fiscal 1993. This was principally due to higher wheat costs and lower protein yields, and increased costs for corn and milo. The lower protein yields caused more wheat to be used than normally would have been required to produce enough flour for wheat gluten processing. A rise in employee insurance costs of approximately $1.6 million also contributed to the increase in total cost of sales in fiscal 1994. This was partially offset by a decrease of


22                                                 Midwest Grain Products, Inc.

MANAGEMENT'S DISCUSSION AND ANALYSIS




$709,150 in maintenance and repair costs compared to fiscal 1993. Other manufacturing cost increases were due to increased production volumes.

     Selling, general and administrative expenses in fiscal 1994 increased by approximately $1.5 million compared to fiscal 1993. The majority of the increase, approximately $1.1 million, resulted from contributions to the Company's management bonus program, which is designed to recognize the accomplishment of specific, pre-established Company goals. Goals in fiscal 1994 were made exceptionally challenging by conditions related to the adverse effects of unusually wet weather and record floods in the Midwest. The remainder of the increase was experienced generally throughout the expense categories.

     Pre-tax income for fiscal 1994 increased by approximately 11.6% due primarily to increased volumes and demand for vital wheat gluten offset by reduced prices for food grade industrial and fuel grade alcohol and increased grain costs.

     The consolidated effective income tax rate is consistent for the two fiscal years.

     The general effects of inflation were minimal.

     As a result of the foregoing factors, the Company realized income from continuing operations of $15,851,000 in fiscal 1994 compared to $14,630,000 in fiscal 1993.

Quarterly Financial Information

     Generally, the Company's sales are not seasonal except for minor variations affecting beverage alcohol and gluten sales. Beverage alcohol sales tend to peak in the fall as distributors order stocks for the holiday season, while gluten sales tend to increase during the second half of the fiscal year as demand increases for hot dog buns and similar bakery products. The following table shows quarterly information for each of the years ended June 30, 1995 and 1994.
                                            Quarter Ending
_______________________________________________________________________________
                             Sept. 30   Dec. 31   March 31   June 30      Total
_______________________________________________________________________________
                                  (In Thousands Except Per Share Amounts)
Fiscal 1995
  Sales                       $45,984   $44,488    $42,005   $47,775   $180,252
  Gross Profit                  7,650     6,734      2,973     3,746     21,103
  Net Income (Loss)             2,756     2,237        298    (1,952)     3,339
  Earnings (Loss) Per Share       .28       .23        .03      (.20)       .34

Fiscal 1994
  Sales                        39,162    45,286     50,652     50,868   185,968
  Gross Profit                  4,577     8,085     12,641     12,345    37,648
  Net Income (Loss)             1,093     3,187      6,084      5,487    15,851
  Earnings (Loss) Per Share       .11       .33        .62        .56      1.62

1995 Annual Report                                                           23

                                           MANAGEMENT'S DISCUSSION AND ANALYSIS


Liquidity and Capital Resources

    The following table is presented as a measure of the Company's liquidity and financial condition:

                                                                   At June 30,
                                                                 ______________
                                                                 1995      1994
                                                                 ______________
                                                                 (In Thousands)
Cash, cash equivalents and short-term investments                $460    $3,832
Long-term liquid investments                                             14,504
Long-term debt                                                 38,908    25,000
Working capital                                                26,955    21,951
_______________________________________________________________________________


     The Company has expended almost $85 million in the past two years toward its significant capital improvement projects while incurring long-term debt of $38.9 million. Cash generated from operating activities and cash received from the disposal of McCormick Distilling Company were also used to fund the plant expansion, thus reducing short-term liquidity. An additional $5.8 million was needed at June 30, 1995 to make final payments against the project and to fund other normal capital needs expected through fiscal 1996.

     At June 30, 1995, the Company had $10.0 million available under existing long-term lines of credit, $2.0 million under short-term lines of credit which expire in fiscal 1996, and approximately $27.0 million of working capital.

     Management believes the available lines of credit, existing working capital and working capital to be generated from future operations will allow the Company to complete its ongoing capital improvement projects and meet expanded working capital needs.






















24                                                 Midwest Grain Products, Inc.

INDEPENDENT ACCOUNT'S REPORT



Board of Directors and Stockholders

Midwest Grain Products, Inc.

Atchison, Kansas




     We have audited the accompanying consolidated balance sheets of Midwest Grain Products, Inc. as of June 30, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Midwest Grain Products, Inc. as of June 30, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1995, in conformity with generally accepted accounting principles.

     As discussed in Notes 6 and 10 to the consolidated financial statements, the Company changed its methods of accounting for income taxes and post-retirement benefits other than pensions during fiscal 1993.



                                           S/BAIRD, KURTZ & DOBSON
                                             BAIRD, KURTZ & DOBSON

Kansas City, Missouri

August 4, 1995










1995 Annual Report                                                           25

                                                               FINANCIAL REVIEW



CONSOLIDATED STATEMENTS OF INCOME
   YEARS ENDED JUNE 30, 1995, 1994 AND 1993

                                                    1995       1994       1993
_______________________________________________________________________________
                                       (In Thousands, Except Per Share Amounts)

NET SALES (Note 15)                            $ 180,252  $ 185,968  $ 163,426
COST OF SALES                                    159,149    148,320    130,551
_______________________________________________________________________________
GROSS PROFIT                                      21,103     37,648     32,875
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES      10,553     12,212     10,677
_______________________________________________________________________________
                                                  10,550     25,436     22,198
OTHER OPERATING INCOME (EXPENSE) (Note 8)           (107)      (669)      (264)
_______________________________________________________________________________
INCOME FROM OPERATIONS                            10,443     24,767     21,934
OTHER INCOME (LOSS), NET (Note 9)                 (4,225)       924      1,045
INTEREST EXPENSE                                     606        127         71
_______________________________________________________________________________
INCOME FROM CONTINUING OPERATIONS
  BEFORE INCOME TAXES                              5,612     25,564     22,908
PROVISION FOR INCOME TAXES (Note 6)                2,273      9,713      8,278
_______________________________________________________________________________
INCOME FROM CONTINUING OPERATIONS                  3,339     15,851     14,630
DISCONTINUED OPERATIONS (Note 15)
  Income from operations of McCormick Distilling
    (less applicable income tax)                                          616
  Gain on sale of certain assets of McCormick Distilling
    (less applicable income tax)                                        1,049
_______________________________________________________________________________
INCOME BEFORE CHANGE IN ACCOUNTING PRINCIPLE                           16,295
CHANGE IN ACCOUNTING PRINCIPLE
  Cumulative effect of change in method of accounting
     for post-retirement benefits
    (net of income tax benefit of $1,288) (Note 10)                     (2,241)
  Cumulative effect of change in method of accounting
     for income taxes (Note 6)                                           2,182
_______________________________________________________________________________
NET INCOME                                      $  3,339  $  15,851   $  16,236
_______________________________________________________________________________
_______________________________________________________________________________
EARNINGS PER COMMON SHARE
  Continuing operations                         $    .34  $    1.62   $   1.50
  Discontinued operations                                                  .17
  Cumulative effect of changes in accounting principles                   (.01)
_______________________________________________________________________________
                                                $   .34   $    1.62   $   1.66
_______________________________________________________________________________
_______________________________________________________________________________

                  See Notes to Consolidated Financial Statements


26                                                 Midwest Grain Products, Inc.

FINANCIAL REVIEW


CONSOLIDATED BALANCE SHEETS
   JUNE 30, 1995 AND 1994

ASSETS
_______________________________________________________________________________
                                                                 1995     1994
                                                                (In Thousands)

CURRENT ASSETS
  Cash and cash equivalents                                  $    460  $  3,832
  Receivables (less allowance for doubtful accounts;
    1995 - $85; 1994 - $25)                                    21,550    20,457
  Notes receivable                                                919       814
  Inventories (Note 2)                                         14,690    13,229
  Prepaid expenses                                                560       715
  Deferred income taxes (Note 6)                                  875       876
  Income taxes receivable                                       2,338
_______________________________________________________________________________
      Total Current Assets                                     41,392    39,923
_______________________________________________________________________________
INVESTMENTS                                                              14,504
_______________________________________________________________________________
PROPERTY AND EQUIPMENT, At cost (Note 3)                      206,336  182,446
  Less accumulated depreciation                                71,424    69,888
_______________________________________________________________________________
PROPERTY AND EQUIPMENT, NET                                   134,912   112,558
_______________________________________________________________________________
OTHER ASSETS                                                      445     1,161
_______________________________________________________________________________
TOTAL ASSETS                                                 $176,749  $168,146
_______________________________________________________________________________
_______________________________________________________________________________

LIABILITIES AND STOCKHOLDERS' EQUITY
                                                                 1995     1994
_______________________________________________________________________________
                                                                 (In Thousands)

CURRENT LIABILITIES
  Accounts payable                                           $  7,807  $  8,551
  Accrued expenses (Note 4)                                     6,630     8,189
  Income taxes payable                                                    1,232
_______________________________________________________________________________
      Total Current Liabilities                                14,437    17,972
_______________________________________________________________________________
LONG-TERM DEBT (Note 5)                                        38,908    25,000
_______________________________________________________________________________
POST-RETIREMENT BENEFITS (Note 10)                              5,449     5,045
_______________________________________________________________________________
DEFERRED INCOME TAXES (Note 6)                                  5,327     5,956
_______________________________________________________________________________
STOCKHOLDERS' EQUITY (Note 4)
 Capital stock (Note 7)
  Preferred, 5% non-cumulative, $10 par value;
   authorized 1,000 shares; issued and outstanding 437 shares       4         4
    Common, no par; authorized 20,000,000 shares;
      issued and outstanding 9,765,172                          6,715     6,715
  Additional paid-in capital                                    2,485     2,485
  Retained earnings                                           103,424   104,969
_______________________________________________________________________________
TOTAL STOCKHOLDERS' EQUITY                                    112,628   114,173
_______________________________________________________________________________
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $176,749  $168,146
_______________________________________________________________________________
_______________________________________________________________________________

                  See Notes to Consolidated Financial Statements
























1995 Annual Report                                                           27

                                                               FINANCIAL REVIEW




CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
  YEARS ENDED JUNE 30, 1995, 1994 AND 1993


                                            ADDITIONAL
                     PREFERRED     COMMON      PAID-IN     RETAINED
                         STOCK      STOCK      CAPITAL     EARNINGS      TOTAL
_______________________________________________________________________________
  (In Thousands)

BALANCE, JUNE 30, 1992      $4     $6,715       $2,485      $82,649    $91,853
  1993 net income                                            16,236     16,236
  Payment of cash dividends
    of $.50 per share                                        (4,883)    (4,883)
_______________________________________________________________________________
BALANCE, JUNE 30, 1993       4       6,715       2,485       94,002    103,206
  1994 net income                                            15,851     15,851
  Payment of cash dividends
    of $.50 per share                                        (4,884)    (4,884)
_______________________________________________________________________________
BALANCE, JUNE 30, 1994       4       6,715       2,485      104,969    114,173
  1995 net income                                             3,339      3,339
  Payment of cash dividends
    of $.50 per share                                        (4,884)    (4,884)
_______________________________________________________________________________
BALANCE, JUNE 30, 1995      $4      $6,715      $2,485     $103,424   $112,628
_______________________________________________________________________________
_______________________________________________________________________________






















                  See Notes to Consolidated Financial Statements


28                                                 Midwest Grain Products, Inc.

FINANCIAL REVIEW


CONSOLIDATED STATEMENTS OF CASH FLOWS
  YEARS ENDED JUNE 30, 1995, 1994 AND 1993

                                                        1995     1994     1993
_______________________________________________________________________________
                                                        (In Thousands)

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                          $3,339  $15,851  $16,236
  Items not requiring (providing) cash:
    Depreciation                                       8,681    7,160    6,201
    (Gain) loss on sale of assets                      4,696     (513)  (1,119)
    Deferred income taxes                               (628)    (742)    (677)
    Changes in accounting principle                                         59
    Discontinued operations                                             10,414
  Changes in:
    Accounts receivable                               (1,198)  (2,452)  (4,861)
    Inventories                                       (1,461)  (2,356)  (2,294)
    Accounts payable                                   1,780     (111)  (1,699)
    Income taxes (receivable) payable                 (3,570)     993   (1,087)
    Other                                               (929)     985    2,001
_______________________________________________________________________________
    Net cash provided by operating activities         10,710   18,815   23,174
_______________________________________________________________________________
CASH FLOWS FROM INVESTING ACTIVITIES
  Additions to property and equipment                (38,870) (45,690) (12,190)
  Proceeds from sale of equipment                        615      738      150
  Proceeds from sale of McCormick Distilling Company
    net of cash sold                                     645    1,089    5,088
  Change in current and non-current investments, net  14,504  (11,260)  (2,465)
_______________________________________________________________________________
  Net cash used in investing activities              (23,106) (55,123)  (9,417)
_______________________________________________________________________________
CASH FLOWS FROM FINANCING ACTIVITIES
  Principal payments on long-term debt                            (50)  (1,043)
  Proceeds from issuance of long-term debt                     13,908   25,000
  Dividends paid                                      (4,884)  (4,884)  (4,883)
_______________________________________________________________________________
  Net cash provided by (used in) financing activities  9,024   20,066   (5,926)
_______________________________________________________________________________
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS      (3,372) (16,242)   7,831
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR           3,832   20,074   12,243
_______________________________________________________________________________
CASH AND CASH EQUIVALENTS, END OF YEAR                $  460  $3,832   $20,074
_______________________________________________________________________________
_______________________________________________________________________________







                  See Notes to Consolidated Financial Statements

1995 Annual Report                                                           29

                                                               FINANCIAL REVIEW

Notes to Consolidated Financial Statements

NOTE 1:  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION. The activities of Midwest Grain Products, Inc. and its subsidiaries consist of production of vital wheat gluten, premium wheat starch, alcohol products and by-products, and flour mill products. The Company sells its products on normal credit terms to customers in a variety of industries located primarily throughout the United States. Through its wholly-owned subsidiaries, the Company operates in Atchison, Kansas and Pekin, Illinois (Midwest Grain Products of Illinois, Inc.). Additionally, Midwest Grain Pipeline, Inc., another wholly-owned subsidiary, supplies natural gas to the Company.
     PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of Midwest Grain Products, Inc. and all subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.
     INVENTORIES. Inventories are stated at the lower of cost or market on the first-in, first-out (FIFO) method.
     PROPERTY AND EQUIPMENT. Depreciation is computed using both straight-line and accelerated methods over the estimated useful lives of the assets. The Company capitalizes interest costs as a component of construction in progress, based on the weighted average rates paid for long-term borrowing. Total interest incurred each year was:

                               Years Ended June 30,
                              ______________________
                              1995     1994     1993
                              ______________________
                                  (In Thousands)
 Interest costs capitalized   $1,570 $1,328
 Interest costs
     charged to expense          606    127      $71
                              ______________________
                              $2,176 $1,455      $71
                              ______________________
                              ______________________

     EARNINGS PER COMMON SHARE. Earnings per common share data is based upon the weighted average number of shares totaling 9,765,172 outstanding for each year.
     CASH EQUIVALENTS. The Company considers all liquid investments with maturities of three months or less to be cash equivalents.
     INVESTMENTS. Non-current investments consisted primarily of money market funds intended for construction projects and were valued at cost which approximated market.
     INCOME TAXES. Deferred tax liabilities and assets are recognized for the tax effect of the differences between the financial statement and tax basis of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.
     RECLASSIFICATION. Certain reclassifications have been made to the 1994 and 1993 financial statements to conform to the 1995 presentation. These changes had no effect on net income.


30                                                 Midwest Grain Products, Inc.

FINANCIAL REVIEW
                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2:  INVENTORIES
  Inventories consist of the following:
                                         June 30,
                                   __________________
                                      1995       1994
                                   __________________
                                     (In Thousands)
Whiskey, alcohol and spirits       $ 4,035    $ 3,798
Unprocessed grain                    5,785      5,248
Operating supplies                   2,645      2,206
Gluten                               1,524      1,460
By-products and other                  701        517
                                   __________________
                                   $14,690    $13,229
                                   __________________
                                   __________________
NOTE 3:  PROPERTY AND EQUIPMENT
  Property and equipment consists of the
following:
                                         June 30,
                                   __________________
                                      1995       1994
                                   __________________
                                     (In Thousands)
Land buildings and improvements    $17,568    $16,890
Transportation equipment            11,224      7,239
Machinery and equipment            157,011    105,804
Construction in progress            20,533     52,513
                                   __________________
                                   206,336    182,446
Less accumulated depreciation       71,424     69,888
                                   __________________
                                  $134,912   $112,558
                                   __________________
                                   __________________

NOTE 4:  ACCRUED EXPENSES
Accrued expenses consist of the following:
                                         June 30,
                                   __________________
                                      1995       1994
                                   __________________
                                     (In Thousands)
Excise taxes                        $  602     $  768
Employee benefit plans (Note 10)       998      2,098
Salaries and wages                   1,138      1,354
Dividends declared                   1,221      1,221
Property taxes                         573        511
Insurance                            1,258      1,045
Interest                               782        696
Other expenses                          58        496
                                   __________________
                                    $6,630     $8,189
                                   __________________
                                   __________________

NOTE 5:  LONG-TERM DEBT

Long-term debt consists of the following:
                                         June 30,
                                   __________________
                                      1995       1994
                                   __________________
                                     (In Thousands)
Senior notes payable               $25,000    $25,000
Line of credit                      13,000
Other                                  908
                                   __________________
                                   $38,908    $25,000
                                   __________________
                                   __________________

     The unsecured senior notes payable are payable in annual installments of $2,273,000 from 1999 through 2008 with the final principal payment of $2,270,000 due in 2009. Interest is payable semiannually at 6.68% per annum for the fifteen-year term of the notes.
     At June 30, 1995, the Company had a $20 million unsecured revolving line of credit expiring on October 1, 1997, with interest at 1% below prime on which there was $13.0 million in borrowings at June 30, 1995. The Company had two additional lines of credit totaling $5 million expiring on dates through September 1, 1996, with interest at 1.0% below prime on which there were no borrowings.
     In connection with the above borrowings, the Company, among other covenants, is required to maintain certain financial ratios, including a current ratio of 1.5 to 1 and a minimum consolidated tangible net worth of $80 million.
     The fair value of the senior notes payable debt, based upon the borrowing rate of 7.0% available to the Company at June 30, 1995, was $24,800,000.


























1995 Annual Report                                                           31

                                                               FINANCIAL REVIEW

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  Aggregate annual maturities of long-term debt at June 30, 1995 are as follows:
                             (In Thousands)
1996                                $     0
1997                                      0
1998                                 13,823
1999                                  2,296
2000                                  2,335
Thereafter                           20,454
                               ____________
                                    $38,908
                               ____________
                               ____________

NOTE 6:  INCOME TAXES

     Effective July 1, 1992, the Company elected early adoption of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." The cumulative effect at July 1, 1992 included in the accompanying consolidated statements of income was a $2,182,000 reduction in previously recorded deferred tax liabilities, or $0.22 per share. Prior years' financial statements have not been restated to apply the provisions of SFAS No. 109.
     The provisions for income taxes are comprised of the following:
                                       Years Ended June 30,
                                    ________________________
                                      1995     1994    1993
                                    ________________________
                                         (In Thousands)
Income taxes
  currently payable                 $2,901  $10,455  $9,913
Income taxes deferred                 (628)    (742)   (677)
                                    ________________________
                                    $2,273  $ 9,713  $9,236
                                    ________________________
                                    ________________________

     The income tax expense is reflected in the accompanying consolidated statements of income as follows:
                                       Years Ended June 30,
                                    ________________________
                                      1995     1994    1993
                                    ________________________
                                         (In Thousands)
Continuing operations               $2,273   $9,713  $8,278
Discontinued operations
  Income from operations                                354
  Gain on disposal                                      604
                                    ________________________
                                    $2,273   $9,713  $9,236
                                    ________________________
                                    ________________________

     The tax effects of temporary differences related to deferred taxes shown on the consolidated balance sheets are as follows:
                                                  June 30,
                                           ___________________
                                              1995       1994
                                           ___________________
                                             (In Thousands)
Deferred tax assets
  Accrued employee benefits                $   244    $   456
  Post retirement liability                  2,179      2,007
  Insurance accruals                           647        415
  Other                                        137        110
                                           ___________________
                                             3,207      2,988
                                           ___________________
                                           ___________________

Deferred tax liabilities
  Accumulated depreciation                  (7,197)    (7,564)
  Deferred gain on
    involuntary conversion                    (462)      (504)
                                            (7,659)    (8,068)
                                           ___________________
Net deferred tax liability                 $(4,452)   $(5,080)
                                           ___________________
                                           ___________________

     The above net deferred tax liability is presented on the consolidated balance sheets as follows:
                                                  June 30,
                                           ___________________
                                              1995       1994
                                           ___________________
                                             (In Thousands)
Deferred tax asset - current               $   875    $   876
Deferred tax liability - long term          (5,327)    (5,956)
                                           ___________________
Net deferred tax liability                 $(4,452)   $(5,080)
                                           ___________________
                                           ___________________

     No valuation allowance has been recorded at June 30, 1995 or 1994.

     A reconciliation of the provision for income taxes from continuing operations at the normal statutory federal rate to the provision included in













32                                                 Midwest Grain Products, Inc.

FINANCIAL REVIEW

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the accompanying consolidated statements of income is shown below:

                                       Years Ended June 30,
                                    _________________________
                                      1995     1994     1993
                                    _________________________
                                          (In Thousands)
"Expected" provision at federal
  statutory rate (34%)              $1,908    $8,694  $7,790
Increases (decreases)
  resulting from:
  Effect of state income taxes         223       760     871
  Other                                142       259    (383)
                                    _________________________
Provision for income taxes          $2,273    $9,713  $8,278
                                    _________________________
                                    _________________________

NOTE 7:  CAPITAL STOCK

     The Common Stock is entitled to elect four out of the nine members of the Board of Directors, while the Preferred Stock is entitled to elect the remaining five directors. Holders of Common Stock are not entitled to vote with respect to a merger, dissolution, lease, exchange or sale of substantially all of the Company's assets, or on an amendment to the Articles of Incorporation, unless such action would increase or decrease the authorized shares or par value of the Common or Preferred Stock, or change the powers, preferences or special rights of the Common or Preferred Stock so as to affect the holders of Common Stock adversely.

NOTE 8:  OTHER OPERATING INCOME (EXPENSE)

     Other operating income (expense) consists of the following:

                                       Years Ended June 30,
                                    _________________________
                                      1995     1994     1993
                                    _________________________
                                          (In Thousands)
Truck operations                     $(222)   $ (88)   $ (31)
Warehousing and
  storage operations                    41     (632)    (328)
Miscellaneous                           74       51       95
                                    _________________________
                                     $(107)   $(669)   $(264)
                                    _________________________
                                    _________________________

NOTE 9:  ENERGY COMMITMENT

     During fiscal 1995, the Company negotiated an agreement to purchase steam heat and electricity from a utility for its Illinois operations. Steam heat will be purchased for the next 15 years for a minimum monthly charge of $114,000, with a declining fixed charge for purchases in excess of the minimum usage. Electricity purchases will occur at fixed rates through May 31, 2002. In connection with the agreement, the Company leased land to the utility company for 15 years so it could construct a co-generation plant on the Company's Illinois facility property. The Company has also agreed to reimburse the utility for the net book value of the plant if the lease is not renewed for an additional 19 years. The estimated net book value of the plant would be $10.6 million at that date.
     As a result of the above agreements, the Board approved the disposal of the coal boiler which previously supplied the majority of the Illinois plant's energy needs. The Company recorded the estimated effect of the disposal as a non-recurring expense of approximately $5.0 million in the fourth quarter of 1995.








































1995 Annual Report                                                           33

                                                               FINANCIAL REVIEW
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10:  EMPLOYEE BENEFIT PLANS

     The Company has a noncontributory defined benefit pension plan covering union employees. The plan provides benefits based on the participants' years of service. The Company only contributes amounts deductible for federal income tax purposes.
     Pension cost included the following components:

                                           Years Ended June 30,
                                        _________________________
                                          1995     1994     1993
                                        _________________________
                                              (In Thousands)
Service cost benefits
  earned during year                       $58      $53      $56
Interest cost on projected
  benefit obligations                      144      142      136
Actual investment income
  earned on plan assets                   (233)     (83)    (203)
Amortization of transition
  liability and difference between
  actual and expected
  return on plan assets                    121      (28)     105
                                        _________________________
Pension cost                              $ 90     $ 84     $ 94
                                        _________________________
                                        _________________________
     The funded status of the plan is as follows:
                                             June 30,
                                        ________________
                                          1995     1994
                                        ________________
                                         (In Thousands)
Accumulated benefit obligations,
  including vested benefits
  of $2,078 and $1,976                  $2,082   $1,983
                                        ________________
Plan assets at fair value               $1,888   $1,727
Projected benefit obligations for
  participants' service
  rendered to date                       2,082    1,983
                                        ________________
Projected benefit obligations
  in excess of plan's assets              (194)    (256)
Unrecognized gain (loss)                   (30)      21
Unrecognized prior service cost             64       71
Unrecognized net obligation at July 1,
  1987 being recognized over the
  participants' average remaining
  service period  124   141
Adjustment required to recognize
  the minimum liability                   (158)    (233)
                                        ________________
Minimum pension liability               $ (194)  $ (256)
                                        ________________
                                        ________________

     Plan assets are invested in cash equivalents, U.S. Government securities, corporate bonds, fixed income funds and common stocks.
     The discount rate used in determining the actuarial present value of the projected benefit obligation was 7.5%. The expected long-term rate of return on the plan's assets was 8.0%.
     The Company and its subsidiaries have employee stock ownership plans covering all employees after certain eligibility requirements are met. Discretionary contributions to the plans totaled $998,000, $1,323,000 and $1,163,000 for the years ended June 30, 1995, 1994 and 1993, respectively. Contributions are made in the form of cash and/or additional shares of common stock.
     The Company and its subsidiaries provide certain post-retirement health care and life insurance benefits to all employees. The liability for such benefits is unfunded. The Company adopted the accounting provisions of the Statement of Financial Accounting Standards (SFAS) No. 106, "Employer's Accounting for Post-Retirement Benefits Other Than Pensions," during fiscal 1993. This standard requires that the expected cost of retiree health and life insurance benefits be charged to expense during the years that the employees render service rather than the Company's past practice of recognizing these costs on a cash basis.
     The cumulative effect of this accounting change reduced net income for the year ended June 30, 1993 by approximately $2.2 million ($3.5 million less



































34                                                 Midwest Grain Products, Inc.

FINANCIAL REVIEW

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

related deferred income taxes of $1.3 million), or $.23 per share. The Company elected to record the transition obligation as a one-time charge against earnings rather than amortize it over a longer period. If the 1993 expense had been determined under the cash method previously used, the amount recognized would have been $187,000 before taxes.

     The status of the Company's plans at June 30, 1995 and 1994 was as follows:
                                             June 30,
                                        ________________
                                          1995     1994
                                        ________________
                                         (In Thousands)
Accumulated post-retirement
  benefit obligations:
    Retirees:                           $3,374   $2,854
  Active plan participants:              2,237    2,645
                                        ________________
Undefended accumulated
   obligation                            5,611    5,499
Unrecognized actuarial loss               (162)    (454)
                                        ________________
Accrued post-retirement
   benefit cost                         $5,449   $5,045
                                        ________________
                                        ________________

     Net post-retirement benefit cost included the following components:
                                             June 30,
                                        ________________
                                          1995     1994
                                        ________________
                                         (In Thousands)
Service cost                              $201     $153
Interest cost                              414      388
                                        ________________
                                          $615     $541
                                        ________________
                                        ________________

     The weighted average annual assumed rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) is assumed to be 13.0% (compared to 13.5% assumed for 1994) reducing to 11.0% over five years and 6.0% over 23 years. A one percentage point increase in the assumed health care cost trend rate would have increased the accumulated benefit obligation by $447,000 at June 30, 1995, and the service and interest cost by $61,000 for the year then ended.
     A weighted average discount rate of 8.0% was used in determining the accumulated benefit obligation.

NOTE 11:  MAJOR CUSTOMERS

     During the years ended June 30, 1995, 1994 and 1993, the Company had sales to one customer accounting for approximately 10.7%, 14.5% and 13.0%, respectively, of consolidated sales.

NOTE 12:  OPERATING LEASES

     The Company has several noncancellable operating leases for railcars which expire from August 1995 through October 1999. The leases generally require the Company to pay all service costs associated with the railcars. Rental payments include minimum rentals plus contingent amounts based on mileage.
Future minimum lease payments at June 30, 1995 are as follows:

                             (In Thousands)
1996                                $1,701
1997                                 1,645
1998                                 1,550
1999                                 1,312
2000                                   398
                              _____________
Future minimum lease payments       $6,606
                              _____________
                              _____________








































1995 Annual Report                                                           35

                                                               FINANCIAL REVIEW

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Rental expense for all operating leases with terms longer than one month totaled $951,000, $686,000 and $136,000 for the years ended June 30, 1995, 1994 and 1993, respectively.

NOTE 13:  ADDITIONAL CASH FLOWS INFORMATION

                                           Years Ended June 30,
                                        _________________________
                                          1995     1994     1993
                                        _________________________
                                              (In Thousands)
Noncash Investing and
  Financing Activities:
  Purchase of property
  and equipment in
accounts payable                        $1,407   $3,931  $ 2,045
  Notes received from
  sale of subsidiary                                       4,557
  Dividends declared                     1,221    1,221    1,221
Additional Cash Payment Information
  Interest paid (net of
  amount capitalized)                      519      127       67
  Income taxes paid                     $4,200   $9,460  $10,648

NOTE 14:  CONTINGENCIES

     There are various legal proceedings involving the Company and its subsidiaries. Management considers that the aggregate liabilities, if any, arising from such actions would not have a material adverse effect on the consolidated financial position or operations of the Company.

NOTE 15:  SALE OF McCORMICK DISTILLING COMPANY

     On December 31, 1992, the Company's wholly-owned subsidiary, McCormick Distilling Company, sold its principal operating assets consisting of inventories, property and equipment, trademarks, patents and licenses to MDC Acquisition Company (now known as McCormick Distilling Company), an independent business formed by a group of private investors. The Company retained accounts receivable and assumed accounts payable while MDC assumed certain accrued liabilities, including excise taxes, of approximately $1.7 million. In addition, the Company received cash of approximately $3.1 million, a $1.6 million 30-day note at prime and a three-year note for approximately $3.0 million, collateralized by bulk whiskey, with interest payable at prime. The sale resulted in a gain of $1.0 million after taxes of approximately $600,000.
     The three-year note receivable had a balance due of approximately $919,000 at June 30, 1995 and is included in notes receivable in the consolidated balance sheet.
     The disposal is being accounted for as a discontinued operation and, accordingly, its operating results are segregated and reported as discontinued operations in the accompanying consolidated statements of income.

     Summarized results of operations of McCormick Distilling Company are as follows:
                                        Year Ended
                                         June 30,
                                       ____________
                                           1993
  (In Thousands)
Results of operations:
  Net sales:
  Grain products sales:                   $13,167
  Excise taxes:                            26,133
                                       ____________
                                           39,300
Income before income taxes                    971
Provision for income taxes                    355
                                       ____________
Income from operations                    $   616
                                       ____________
                                       ____________







































36                                                 Midwest Grain Products, Inc.